As filed with the Securities and Exchange Commission on July 15, 2026.

Registration No. 333-228362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USA Compression Partners, LP

(Exact name of registrant as specified in its charter)

Texas	75-2771546
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8115 Preston Road, Suite 700

Dallas, Texas 75225

(214) 545-0440

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

USA Compression Partners, LP

2013 Long-Term Incentive Plan

(Full title of the plan)

Christopher W. Porter

Senior Vice President, General Counsel and Secretary

USA Compression GP, LLC

8115 Preston Road, Suite 700

Dallas, Texas 75225

(214) 545-0440

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On July 6, 2026, USA Compression Partners, LP (the “Registrant”) changed its state of domicile from the State of Delaware to the State of Texas pursuant to a plan of conversion. This redomiciliation was approved by the board of directors of the general partner in reliance in part on the recommendation and Special Approval (as defined in the Delaware Partnership Agreement (as defined below)) of the Conflicts Committee (as defined in the Delaware Partnership Agreement). As a result of the redomiciliation, among other things, the affairs of the Registrant ceased to be governed by the Delaware Revised Uniform Limited Partnership Act and became subject to the Texas Business Organizations Code (the “TBOC”); the certificate of limited partnership and Second Amended and Restated Agreement of Limited Partnership of the Registrant (the “Delaware Partnership Agreement”) that were in effect immediately prior to the redomiciliation were replaced by a new certificate of formation filed with the Secretary of State of the State of Texas and the Agreement of Limited Partnership of the Registrant (the “Texas Partnership Agreement”) approved in connection with the redomiciliation and plan of conversion; and each common unit of the Registrant as a Delaware limited partnership was converted into a common unit of the Registrant as a Texas limited partnership.

Pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-228362 (the “Registration Statement”), solely to reflect the change in the Registrant’s state of domicile as a result of the redomiciliation or as necessary to keep the Registration Statement from being misleading in any material respect. The Registration Statement was originally filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on November 13, 2018. Pursuant to Rule 414(d), the Registrant expressly adopts the Registration Statement, as modified by this Post-Effective Amendment No. 1, as its own for all purposes of the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the redomiciliation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from these Amendments in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 have been or will be delivered to the participants in the Plans covered by the Registration Statement as adopted by this Post-Effective Amendment No. 1 as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of these Amendments or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by the Registrant are hereby incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 17, 2026;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 7, 2026;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 14, 2026, March 10, 2026, April 30, 2026 and July 6, 2026, Current Report on Form 8-K/A filed with the SEC on March 30, 2026;

(d)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report;

(e)

the description of the common units contained in our Registration Statement on Form 8-A filed with the SEC on January 10, 2013, and any amendment or report filed for the purpose of updating those descriptions (including Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2025).

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the SEC) and prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As provided in the Texas Partnership Agreement, which is incorporated herein by reference, the Registrant will generally indemnify its general partner, officers, directors and affiliates of its general partner to the fullest extent permitted by law against all losses, claims, damages or similar events; provided, that the indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. To the fullest extent permitted by applicable law, Chapter 8 of the TBOC shall not apply to the Registrant, any partners or any indemnitee.

To the extent that the indemnification provisions of the Texas Partnership Agreement purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

The Registrant also maintains insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Post-Effective Amendment No. 1:

Exhibit No.	Description

4.1	Certificate of Formation of USA Compression Partners, LP, dated as of July 6, 2026 (incorporated by reference to Exhibit 3.1 of USA Compression Partners, LP’s Form 8-K12B, File No. 001-35779, filed on July 6, 2026)

4.2	Agreement of Limited Partnership of USA Compression Partners, LP, dated as of July 6, 2026 (incorporated by reference to Exhibit 3.2 of USA Compression Partners, LP’s Form 8-K12B, File No. 001-35779, filed on July 6, 2026)

4.3	USA Compression Partners, LP 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to USA Compression Partners, LP’s Current Report on Form 8-K, File No. 001-35779, filed on January 18, 2013)

4.4	First Amendment to the USA Compression Partners, LP 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to USA Compression Partners, LP’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, File No. 001-35779, filed on November 6, 2018)

5.1*	Opinion of Sidley Austin LLP

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP

23.3*	Consent of Baker Tilly US, LLP

24.1	Powers of attorney (included as part of the signature page hereto)

*	Filed herewith.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 15, 2026.

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC, its general partner

By:	/s/ M. Clint Green
M. Clint Green
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Clint Green, Christopher M. Paulsen and Christopher W. Porter, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated, which are with USA Compression GP, LLC, the general partner of USA Compression Partners, LP, on July 15, 2026.

Signature	Title

/s/ M. Clint Green	President and Chief Executive Officer (Principal Executive Officer)
M. Clint Green

/s/ Christopher M. Paulsen	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
Christopher M. Paulsen

/s/ Julie A. McEwen	Vice President and Controller (Principal Accounting Officer)
Julie A. McEwen

/s/ Clifford A. Harris	Director
Clifford A. Harris

/s/ Jim S. Holotik	Director
Jim S. Holotik

/s/ Glenn E. Joyce	Director
Glenn E. Joyce

/s/ Thomas E. Long	Director
Thomas E. Long

/s/ Bradford D. Whitehurst	Director
Bradford D. Whitehurst

/s/ John L. Wortham	Director
John L. Wortham

/s/ James M. Wright, Jr.	Director
James M. Wright, Jr.

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